MUNIHOLDINGS FLORIDA INSURED FUND

FILE # 811-8349

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/30/2006	Broward Cnty EFA	99,790,000	8,000,000	SunTrust Capital Markets Merrill Lynch Lehman Brothers
5/11/2006	Palm Beach Co School	222,015,000	6,500,000	Citigroup Global Markets Bear Stearns UBS Securities A.G. Edwards Merrill Lynch RBC Capital Markets Siebert Brandford Shank
8/2/2006	Commonwealth of Puerto Rico	835,650,000	2,600,000	Morgan Stanley Goldman Sachs Banc of America Citigroup Global Markets J.P. Morgan Lehman Brothers Merrill Lynch Popular Securities Raymond James Ramirez & Co. Wachovia Bank UBS Securities